SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                   SCHEDULE TO

            TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                             ----------------------

                             CANISCO RESOURCES, INC.
                       (Name of Subject Company (Issuer))

                           CANISCO ACQUISITION, INC.
                       (Name of Filing Persons (Offeror))

                    COMMON STOCK, PAR VALUE $0.0025 PER SHARE
                         (Title of Class of Securities)

                                   137587-10-1
                      (CUSIP Number Of Class Of Securities)

                               Michael G. Rothman
                            Canisco Acquisition, Inc.
                            414 N. Orleans, Suite 202
                             Chicago, Illinois 60610
                            Telphone: (312) 645-9000

   (Name, address and telephone number of person authorized to receive notices and communications on behalf of filing persons)
                             ----------------------

                                 WITH A COPY TO:

                               Timothy R.M. Bryant
                             McDermott, Will & Emery
                             227 West Monroe Street
                             Chicago, Illinois 60606
                            Telephone: (312) 372-2000

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[X]    third-party tender offer subject to Rule 14d-1.

[ ]    issuer tender offer subject to Rule 13e-4.

[ ]    going-private transaction subject to Rule 13e-3.

[ ]    amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]